HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS APPOINTS GERALYN R. BREIG TO BOARD OF DIRECTORS

WINSTON-SALEM, N.C. (July 26, 2018) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced the appointment of consumer products industry veteran Geralyn R. Breig to the company’s Board of Directors.

With the appointment of Breig, whose term runs until the 2019 annual meeting of stockholders, the Hanes board has 11 members. She will serve on the Board’s audit committee.

Breig, 56, who has had an accomplished 35-year CPG career in executive, marketing and omnichannel business development roles, is the founder and chief executive officer of AnytownUSA, a new e-commerce marketplace that sells certified American-made consumer products.

“Geralyn’s successful track record of transforming consumer brands and businesses will be an asset to us,” Hanes Chief Executive Officer Gerald W. Evans Jr. said. “We look forward to Geralyn’s perspective as HanesBrands continues to focus on key growth drivers, including brand innovation, omnichannel expansion, and international expansion.”

In her career prior to launching AnytownUSA, Breig held executive leadership positions with C & J Clark Ltd. as president, Clarks, Americas; with Avon Products Inc. as president of Avon North America and general manager of Avon USA; and with Campbell Soup Company as president of Godiva Chocolatier International and earlier as vice president of marketing for Pepperidge Farm, Inc. She has also held marketing and brand management positions with Kraft Foods Inc., General Foods Corporation and Procter & Gamble Company.

“We conducted a search to add a board member who would expand the depth and breadth of our board’s marketing, consumer brand building and online commerce experience,” said Hanes Chairman of the Board Richard A. Noll. “We are delighted to welcome Geralyn to our team and look forward to her contributions to the success of our company.”

HanesBrands Appoints Geralyn R. Breig to Board of Directors - Page 2

Breig also serves on the board of directors of 1-800-Flowers.com, Inc., and Welch Foods, Inc. She earned her bachelor of science degree in economics from the University of Pennsylvania.

HanesBrands
HanesBrands is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company markets T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear under some of the world’s strongest apparel brands, including Hanes, Champion, Maidenform, DIM, Bali, Playtex, Bonds, JMS/Just My Size, Nur Die/Nur Der, L’eggs, Lovable, Wonderbra, Berlei, Alternative, Gear for Sports, and Bras N Things. More information about the company and its award-winning corporate social responsibility initiatives may be found at www.Hanes.com/corporate. Connect with HanesBrands via social media on Twitter (@HanesBrands) and Facebook (www.facebook.com/hanesbrandsinc).

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